Exhibit 21.1

NEWPORT CORPORATION

Subsidiary List

Company Name	Jurisdiction
Domestic Subsidiaries:
Automation Unlimited, Inc. (indirect; inactive)	Massachusetts
Design Technology Corporation (inactive)	Massachusetts
GKS Inspection Services, Inc.	Michigan
Kensington Laboratories, Inc.	California
Newport Domestic International Sales Corporation (inactive)	California
Newport European Distribution Company	California
Newport Finance Company I, LLC	Delaware
Newport Finance Company II, LLC	Delaware
Newport Government Systems, Inc. (inactive)	California
Micro Robotics Systems, Inc.	Delaware
Newport Precision Optics Corporation	New York
Unique Equipment Co. (d/b/a Newport Advanced Automation Systems Group)	Arizona
Foreign Subsidiaries:
Micro Controle Finance Holding 1 (indirect)	France
Micro Controle Finance Holding 2 (indirect)	France
Micro-Controle Holdings Ltd. (inactive)	United Kingdom
Micro-Controle Italia S.r.l.	Italy
Micro-Controle Ltd. (indirect; inactive)	United Kingdom
Micro-Controle S.A.	France
Micro-Controle UK Ltd. (indirect; inactive)	United Kingdom
MRSI Asia Pte. Ltd. (indirect)	Singapore
MRSI (Europe), B.V. (indirect)	Netherlands
Newport B.V.	Netherlands
Newport Corporation (Barbados) SRL	Barbados
Newport GmbH	Germany
Newport Instruments AG (inactive)	Switzerland
Newport Instruments Canada Corporation	Canada
Newport Ltd.	United Kingdom
Newport Opto-Electronics Technologies (indirect)	China
NPT Instruments AB (indirect)	Sweden